Exhibit 10.19

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (this “JDA”), is dated as of this 18 Day of May, 2023 (“Effective Date”), by and between Environmental Solutions Asia Pte Ltd, a Singapore corporation with principal offices located at Environmental Solutions (Asia) Pte Ltd UEN199902448E 101, Tuas South Avenue 2, Singapore 637226 (hereinafter referred to as “ESA”), and Nanomatics Pte Ltd., a Singapore corporation with principal offices located at Nanomatics Pte Ltd UEN202137924C 7 Temasek Boulevard #12-07 Suntec Tower One Singapore 038987 (hereinafter referred to as “NMT”).

RECITALS:

WHEREAS, ESA has developed proprietary FR-3 Pyrolysis Technology, which converts waste plastics to Circular Pyrolysis Oil;

WHEREAS, NMT has invented and developed proprietary THERMO-CVD Process Technology, which converts waste plastics to Carbon Nanotubes and Hydrogen;

WHEREAS, ESA and NMT have evaluated the economic feasibility of a partnership to manufacture Circular Pyrolysis Oil, Carbon Nanotubes and Hydrogen;

WHEREAS, ESA and NMT mutually desire to join their respective strengths in a relationship for the joint development of a process combining their respective processes to produce Circular Pyrolysis Oil, Carbon Nanotubes and Hydrogen; and

WHEREAS, each Party recognizes it may be necessary or desirable to grant to the other Party access to certain intellectual property in order to carry out the objectives of this JDA.

NOW THEREFORE, ESA and NMT agree to the following terms and conditions:

ARTICLE I

1.1. Previously Defined Terms. Each term defined in the preamble and the Recitals to this JDA shall have the meaning set forth above whenever used herein.

1.2. Definitions. In addition to the terms defined in the preamble and the Recitals of this JDA, the following terms, whenever used herein, shall have the meanings set forth below:

1.2.1 “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and for this purpose, “control,” “controlled by” and “common control” shall mean the ownership and voting control of more than 50% of the outstanding voting securities or interest in capital or profits of such specified Person, or the right to direct or control the management or affairs of such specified Person by contract or similar arrangement. Should a Person divest an Affiliate or should an Affiliate cease to satisfy this definition, such Affiliate’s rights and obligations under this JDA shall be terminated.

1.2.2 “Background Intellectual Property” shall mean all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained by a Party prior to the Effective Date of this JDA or outside of the course of the Joint Development Program and during the term of this JDA, including rights arising in the course of prosecution and maintenance of such Intellectual Property, which such Party discloses or otherwise provides to the other Party for use in the Joint Development Program.

1.2.3 “Carbon Nanotubes” shall mean cylindrical molecules that consist of rolled-up sheets of single-layer carbon atoms (graphene).

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1.2.4 “Circular Pyrolysis Oil” shall mean the sustainable manufacture of pyrolysis oil from waste plastics.

1.2.5 “Commercial Process” shall have the meaning set forth in Section 2.1.

1.2.6 “Commercialization KPIs” shall have the meaning set forth in Section 3.1(b).

1.2.7 “Confidential Information” shall mean any and all proprietary information and materials, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including without limitation, information related to technical, business, and intellectual property matters, intellectual property including know-how, data, trade secrets, and all documents and other physical materials relating to prototypes, materials, compositions, devices, methods, or procedures related to the research and development, manufacture, use or sale of Circular Pyrolysis Oil, Carbon Nanotubes or Hydrogen. Confidential Information of a Party disclosed pursuant to the NDA shall be treated as Confidential Information under this JDA. Without limiting the foregoing, and for the avoidance of doubt, the NMT Intellectual Property shall be Confidential Information of NMT, and the ESA Intellectual Property shall be Confidential Information of ESA.

1.2.8 “Damages” shall have the meaning set forth in Section 12.1.

1.2.9 “Development Plan” shall mean the plan for activities to be conducted under the Joint Development Program which is set forth in Schedule 1, including deliverables, estimated timelines, which may be amended by the JDC pursuant to Section 5.2.

1.2.10 “ESA Confidential Information” shall mean any Confidential Information of ESA.

1.2.11 “ESA Intellectual Property” shall mean: (a) all Background Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by ESA including any Intellectual Property which claims or covers all or part of the FR-3 Pyrolysis Technology; (b) all Improvements to the FR-3 Pyrolysis Technology; and (c) all JDA Intellectual Property owned by ESA.

1.2.12 “FR-3 Pyrolysis Technology” shall mean ESA’s proprietary technology which converts waste plastics to Circular Pyrolysis Oil.

1.2.13 “Hydrogen” shall mean the chemical element with the symbol H and atomic number 1.

1.2.14 “Improvements” shall mean any invention, discovery, upgrading or modification and all other Intellectual Property (whether patentable or not) created by either Party or jointly by the Parties under this JDA, including any manufacturing processes, dosage forms, formulations or delivery systems.

1.2.15 “Intellectual Property” shall mean all (a) Patent Rights, (b) trademarks, service marks, domain names, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) other proprietary rights relating to any of the foregoing, and (g) copies and tangible embodiments thereof.

1.2.16 “JDA Intellectual Property” shall have the meaning set out in Section 8.3.

1.2.17 “Joint Development Committee” or “JDC” shall mean the joint committee established pursuant to Article V.

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1.2.18 “Joint Development Program” shall mean the joint program undertaken by the Parties under this JDA as described in Articles II and III.

1.2.19 “Law” shall mean any federal, state, regional, local, or foreign law, constitution, rule, statute, ordinance, regulation, order, code, judgment, charge, writ, injunction, or decree.

1.2.20 “NDA” shall mean the nondisclosure agreement between the Parties dated 1 July 2022 between ESA and NMT

1.2.21 “NMT Confidential Information” shall mean any Confidential Information of NMT.

1.2.22 “NMT Intellectual Property” shall mean: (a) all Background Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by NMT including, without limitation, any Intellectual Property which claims or covers all or part of the THERMO-CVD Process Technology, (b) all Improvements to the THERMO-CVD Process Technology; and (c) all JDA Intellectual Property owned by NMT.

1.2.23 “Party” shall mean ESA or NMT, as the case may be, and “Parties” shall mean ESA and NMT.

1.2.24 “Patent Rights” shall mean any patent application, certificate of invention, application for certificate of invention, priority patent filing or patent (foreign or domestic), including any and all divisionals, continuation (in whole or in part), request for continued examination, reissues, reexaminations, additions, substitution cases, confirmations, registrations, revalidations, revisions, renewals and extensions thereof.

1.2.25 “Person” shall mean an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

1.2.26 “Pilot Phase” shall have the meaning set forth in Section 2.2.

1.2.27 “Pilot Plant Facility” shall mean ESA’s facility at 101, Tuas South Avenue 2, Singapore 637226.

1.2.28 “Representatives” shall mean, with respect to any Person, the directors, officers, employees, agents, Affiliates, or other representatives of such specified Person, including, without limitation, financial advisors, consultants, and counsel.

1.2.29 “Territory” shall mean the ASEAN.

1.2.30 “THERMO-CVD Process Technology” shall mean NMT’s proprietary technology which converts waste plastics to Carbon Nanotubes and Hydrogen.

1.2.31 “THERMO-CVD Process Technology License Agreement” shall have the meaning set out in Section 4.1 where the scope of the license and the applicable conditions (if the license is granted) are as set out in a separate document.

1.2.32 “Third Party(ies)” shall mean any Person other than ESA and its Affiliates or NMT and its Affiliates.

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ARTICLE II

JOINT DEVELOPMENT PROGRAM OBJECTIVES

2.1. Objectives. The purpose of the Parties’ relationship under this JDA is to further develop NMT’s current THERMO-CVD Process Technology at the Pilot Plant Facility to primarily produce Carbon Nanotubes and Hydrogen from: (a) waste plastics; and (b) synthetic gas generated using ESA’s FR-3 Pyrolysis Technology. Without limiting the generality of the foregoing, the Parties agree that the objectives of this JDA are:

2.1.1 To develop NMT’s THERMO-CVD Process Technology into a semi-continuous, commercially viable operational process for producing Carbon Nanotubes and Hydrogen from waste plastics, and from synthetic gas generated using ESA’s FR-3 Pyrolysis Technology.

2.1.2 To develop operational synergy between NMT’s THERMO-CVD Process Technology and ESA’s FR-3 Pyrolysis Technology to achieve operational cost efficiencies.

2.1.3 To produce Carbon Nanotubes and Hydrogen using NMT’s THERMO-CVD Process Technology at a competitive cash cost (the “Commercial Process”).

2.1.4 To discuss options to work together to commercialize in the Territory, Carbon Nanotubes and Hydrogen produced using the Commercial Process at possible commercial manufacturing facilities co-located with a Third Party in the future.

2.1.5 To co-develop the applications and offtake of Carbon Nanotubes and Hydrogen produced using NTM’s THERMO-CVD Process Technology.

2.1.6 To co-develop operations around the accessibility and preparation of waste plastics feedstock used in both NMT’s THERMO-CVD Process Technology and ESA’s FR-3 Pyrolysis Technology.

ARTICLE III

PILOT PHASE

3.1. Pilot Phase. During the initial period of performance of the Joint Development Program (the “Pilot Phase”), the objective is to demonstrate the ability to manufacture Carbon Nanotubes and Hydrogen using NMT’s THERMO-CVD Process Technology in the Pilot Plant Facility. The principal tasks in the Pilot Phase shall consist of those matters set forth in the Development Plan.

3.1(a) During the Pilot Phase, the responsibility of the Parties for the Joint Development Program will be as set forth in the Development Plan. Without the approval of the JDC, neither Party will incur any capital expenditures in the performance of the Pilot Phase except as expressly set forth in the Development Plan.

3.1(b) The JDC will determine whether the technical and commercial key performance indexes (KPIs) for the Pilot Phase, as set forth in the Development Plan (the “Joint Milestones”) have been satisfied. The Pilot Phase will continue until the date that the principal tasks in the Development Plan (and any other tasks reasonably determined by the JDC) have been completed, whether or not the Commercialization KPIs have been satisfied.

3.2. Deliverables.

3.2.1 ESA Deliverables.

(a) During the Pilot Phase, ESA will be responsible for (i) providing access to Pilot Plant Facility which will be subject to review by NMT, with the equipment footprint and location approved by the JDC and will comply with all licenses, laws and regulations including all safety and environmental standards required for activities conducted at the Pilot Plant Facility including all activities related to this JDA; and (ii) assist in completing the installation of the THERMO-CVD Process Technology demonstration plant at the Pilot Plant Facility.

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(b) During the Pilot Phase, ESA will be responsible for providing information regarding ESA’s actual in-kind costs as well as operational costs incurred as part of the jointly developed cost model. These costs will be subject to review by NMT through the JDC.

3.2.1 NMT Deliverables.

(a) During the Pilot Phase, NMT will be responsible for operating and maintenance (see Schedule 1) of the THERMO-CVD Process Technology demonstration plant at the Pilot Plant Facility.

(b) During the Pilot Phase, NMT will be responsible for providing engineering and manufacturing expertise and experience to conduct research on integrating ESA’s FR-3 Process Technology system’s output of syngas to couple with the THERMO-CVD Process Technology demonstration plant.

(c) During the Pilot Phase, NMT will be responsible for providing information regarding NMT’s actual cost for its THERMO-CVD Process Technology based upon a $/t d.m. for use in jointly developed cost models. These costs will be subject to review by ESA through the JDC.

3.2.3 Joint Deliverables. The Parties will be jointly responsible for the following deliverables under the Development Plan:

(a) jointly developing the overall process cost model, including the THERMO-CVD Process Technology cost model and the FR-3 Process Technology cost model, that is required to manufacture Carbon Nanotubes and Hydrogen at competitive rates;

(b) preparing The Joint Method Statements ~~the PDP~~ for the overall process based on the results of the Pilot Phase, and

(c) coordinating any external communications regarding the Development Plan.

3.3. Commercialization Structure. During the Pilot Phase, the Parties will discuss options to work together to commercialize Carbon Nanotubes and Hydrogen in the Territory using the Commercial Process.

ARTICLE IV

COMMERCIALIZATION

4.1. Commercialization Process License. Upon completion of the Pilot Phase, provided that the Carbon Nanotubes produced in the Pilot Phase meets minimum standards of quality and costs, ESA and NMT may enter into discussions around the possibility of NMT granting a license to ESA to use the THERMO-CVD Process Technology in the Territory (the “THERMO-CVD Process Technology License Agreement”).

4.2. Negotiation of THERMO-CVD License Agreement. In the event the Parties agree to proceed with the THERMO-CVD Process Technology License Agreement, such agreement will be negotiated in good faith with relevant terms and conditions (including scope of license, term, fees and other relevant conditions) mutually agreed and set out in a separate definitive agreement. For the avoidance of doubt, nothing herein shall oblige either Party to enter into the THERMO-CVD Process Technology License Agreement at any time.

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4.3 Joint Commercialization. During a period of 6 months following completion of the Pilot Phase (the “Exclusivity Period”), if one Party intends, or becomes aware of an opportunity, to commercialize the THERMO-CVD Process Technology leveraging Improvements made under this JDA or leveraging JDA Intellectual Property, then: (a) that Party will promptly notify the other of its intention or the opportunity (as appropriate); and (b) the Parties will negotiate in good faith on an exclusive basis, for a period of up to 60 days following notification (“Exclusive Negotiation Period”), with a view to both Parties participating in the said commercialization (which negotiations could include the possible formation of a joint venture arrangement between the Parties); and (c) the relevant terms and conditions mutually agreed will be set out in a separate definitive agreement. In the event the Parties fail to reach agreement during any Exclusive Negotiation Period or the Exclusivity Period ends, the Parties shall not be bound to work together on the relevant commercialization.

ARTICLE V

GOVERNANCE OF THE JOINT DEVELOPMENT PROGRAM

5.1. Formation of Joint Development Committee (JDC). Promptly following the Effective Date, the Parties shall form the JDC, and each Party will appoint one of its Representatives to serve on the JDC. The purpose of the JDC is to oversee, guide, and monitor the conduct of the Joint Development Program under the terms of this JDA. To ensure the success of the Joint Development Program, the JDC will meet regularly and at least quarterly to review the progress towards the objectives of the Joint Development Program. Such meetings may be held in person, or by any means of telecommunications or video conference, as the JDC members deem necessary or appropriate. The JDC will keep minutes of its meetings, including at a minimum who is in attendance, the subject matter discussed or considered, and any action taken. Decisions of the JDC will be made by unanimous approval, with the Representatives of ESA collectively having one vote and the Representatives of NMT collectively having one vote. If the JDC is unable to reach agreement on any matter properly before it, then either Party may, by written notice to the other Party, have such matter referred for resolution pursuant to Section 14.14.

5.2. Responsibilities of JDC. The JDC shall have the following responsibilities and authority:

(a)	to provide a means of communication between the Parties regarding the Joint Development Program;

(b)	subject to and within the parameters of the Development Plan, to monitor and oversee the implementation of the Development Plan;

(c)	to review and approve any amendments or modifications to the Development Plan; and

(d)	such other responsibilities as expressly assigned to the JDC under this JDA or by written agreement of the Parties.

5.3. Reservation of Rights. Matters outside the scope of the Joint Development Program and internal to each Party are not under the purview of the JDC. Such matters include but are not limited to internal personnel policies and programs, budgeting, finance, commercial and marketing strategies, and business decisions. However, the Parties agree to communicate with each other promptly on those matters which, while outside the scope of the Joint Development Program, nevertheless may reasonably be expected to affect the Joint Development Program.

5.4. Independent Contractors. Each party is an independent contractor and shall retain complete control and responsibility for its own operations and employees. Nothing in this JDA shall be construed to constitute either Party as a partner, agent or representative of the other Party. Neither Party shall have the right or authority to assume or create any obligation on behalf of or in the name of the other, or to bind the other in any manner whatsoever.

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ARTICLE VI

ADDITIONAL OBLIGATIONS OF NMT

6.1. Supply of THERMO-CVD Process Technology demonstration plant. NMT shall supply the THERMO-CVD Process Technology demonstration plant to the Pilot Plant Facility.

6.2. Installation of Equipment and Instrumentation. NMT shall coordinate the installation of the THERMO-CVD Process Technology demonstration plant at the Pilot Plant Facility. The equipment and instrumentation, together with the Pilot Plant Facility, shall be accessible, upon reasonable prior notice, to ESA employees assigned to support the Joint Development Program.

6.3. Services. NMT shall supply 2 personnel – one technical and one engineering - for operations associated with the Joint Development Program as set out in the Development Plan.

ARTICLE VII

ADDITIONAL OBLIGATIONS OF ESA

7.1. Availability of Technical Employees. ESA shall make available such technical employees at the Pilot Plant Facility as is reasonably required by NMT to assist in the Joint Development Program as provided in the Development Plan. ESA shall cause its employees to comply with NMT’s reasonable instructions including instructions on safety, health, and environmental policies and procedures. Notwithstanding the foregoing, ESA acknowledges and agrees that it is solely responsible for ensuring all operations at the Pilot Plant Facility (including all operations relating to the Joint Development Program) comply with applicable safety, health and environmental laws, regulations and standards.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1. Background Intellectual Property. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain the sole and exclusive owner of all right, title, and interest in and to its Background Intellectual Property, and that this JDA does not affect such ownership. Each Party acknowledges that it acquires no rights under this JDA to the other Party’s Background Intellectual Property other than the limited rights specifically granted in this JDA.

8.2 Improvements.

(a) ESA acknowledges and agrees that NMT shall be the sole and exclusive owner of all right, title, and interest in and to any Improvements to the THERMO-CVD Process Technology created by either Party or jointly by the Parties under this JDA. ESA hereby irrevocably transfers, conveys and assigns to NMT all of its right, title, and interest in and to any Improvements to the THERMO-CVD Process Technology and agrees to execute such documents, render such assistance, and take such other action as NMT may reasonably request, at NMT’s expense, to apply for, register, perfect, confirm, and protect NMT’s ownership rights in such Improvements to the THERMO-CVD Process Technology. The Parties shall use commercially reasonable efforts to promptly disclose and jointly identify all Improvements to the THERMO-CVD Process Technology during the term this JDA.

(b) NMT acknowledges and agrees that ESA shall be the sole and exclusive owner of all right, title, and interest in and to any Improvements to the FR-3 Pyrolysis Technology created by either Party or jointly by the Parties under this JDA. NMT hereby irrevocably transfers, conveys and assigns to ESA all of its right, title, and interest in and to any Improvements to the FR-3 Pyrolysis Technology and agrees to execute such documents, render such assistance, and take such other action as ESA may reasonably request, at ESA’s expense, to apply for, register, perfect, confirm, and protect ESA’s ownership rights in such Improvements to the FR-3 Pyrolysis Technology. The Parties shall use commercially reasonable efforts to promptly disclose and jointly identify all Improvements to the FR-3 Pyrolysis Technology during the term this JDA.

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8.3. JDA Intellectual Property. Intellectual Property first conceived or reduced to practice under or in connection with this JDA other than Improvements (“JDA Intellectual Property”) shall be perpetually owned jointly by the Parties. Neither Party shall apply for or register any patents or other proprietary protections with respect to the JDA Intellectual Property without the express written consent of the other Party.

ARTICLE IX

GRANT OF RIGHTS

9.1. Limited License for Joint Development Program.

(a) Subject to the terms and conditions of this JDA, ESA hereby grants to NMT a non-exclusive, non-sublicensable (except to NMT’s Affiliates), royalty-free license to use ESA Intellectual Property directly relevant to the Joint Development Program within the Pilot Plant Facility, solely for purposes of performing NMT’s obligations under the Joint Development Program during the term of this JDA.

(b) Subject to the terms and conditions of this JDA, NMT hereby grants to ESA a non-exclusive, non-sublicensable, royalty-free license to use NMT Intellectual Property directly relevant to the Joint Development Program within the Pilot Plant Facility, solely for purposes of performing ESA’s obligations under the Joint Development Program during the term of this JDA.

9.2. Reservation of Rights to Intellectual Property. None of the Parties acquires any rights by virtue of this JDA other than those rights expressly granted under or otherwise expressly allocated by this JDA. NMT reserves all rights under the NMT Intellectual Property, subject only to the license granted to ESA in Section 9.1(b), and ESA reserves all rights under the ESA Intellectual Property, subject only to the licenses granted to NMT in Section 9.1(a). Notwithstanding anything to the contrary in this JDA, the Parties acknowledge and agree that general knowledge about operation of the Pilot Plant Facility learned or observed in the course of the Joint Development Agreement may be used by either Party.

9.3. Mutual Agreements. NMT agrees not to practice the ESA Intellectual Property and the JDA Intellectual Property, and ESA agrees not to practice the NMT Intellectual Property and the JDA Intellectual Property, in each case except as expressly permitted in this JDA or other written agreement between the Parties.

9.4 Notwithstanding anything contained elsewhere in this JDA, in no event shall either Party use the other Party’s Intellectual Property for commercial, sales or marketing purposes without the express prior written agreement of the Party owning such Intellectual Property.

ARTICLE X

CONFIDENTIAL INFORMATION

10.1. Confidentiality. Each Party (in such capacity, the “receiving Party”) agrees to maintain the confidentiality of, and not disclose to any other Person, all Confidential Information of the other Party (in such capacity, the “disclosing Party”) and not to use the Confidential Information of the other Party except for the purposes of this JDA. The obligation of confidentiality, nondisclosure and nonuse shall not apply to Confidential Information which:

(a)	is or becomes public through no fault of the receiving Party;

(b)	is known by the receiving Party at the time of disclosure as shown by prior written records;

(c)	is disclosed to the receiving Party by a Third Party entitled to disclose it without obligation of confidentiality

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10.2. Permitted Disclosures. Each Party may disclose Confidential Information belonging to the other Party:

(a) to its own employees or consultants who are subject to binding obligations concerning confidential information and inventions, to the extent such disclosure is reasonably necessary in connection with the activities contemplated by this JDA, provided that the disclosing Party shall be responsible for any breach thereof by its own employees or consultants;

(b) to the extent such disclosure is reasonably necessary for filing or prosecuting patents as expressly permitted by Article VIII; or

(c) to the extent such disclosure is reasonably necessary for prosecuting or defending litigation or complying with applicable laws, rules or governmental regulations, providing that in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this clause (c), it shall, except where impracticable or not permitted by Law, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts, at the cost of the other Party, to secure confidential treatment of such information.

10.3. Permitted Disclosure of Material Terms of this JDA. A Party shall have the right to disclose the material terms of this JDA (excluding any information pertaining to Intellectual Property) (a) to any Person retained by such Party to perform legal, accounting, engineering or similar services and who have a need to know such terms in order to provide such services for the benefit of such Party and (b) to Third Parties for the sole purpose of conducting acquisition or investment type due diligence by such Third Parties, provided that any such Person or Third Party is bound to confidentiality obligations consistent in all material respects with the terms of this Article X.

10.4. Publicity. In any event, each Party agrees to take all reasonable action to avoid disclosure of the other Party’s Confidential Information hereunder. Promptly following the Effective Date, the Parties will coordinate issuing a press release concerning this JDA (which may be a joint press release or separate press releases by each Party), subject to mutual agreement of the Parties on the content of such press release. If either Party desires to, or is required by Law or stock exchange requirements to, make a public announcement concerning this JDA or the subject matter hereof after such initial press release, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and comment.

10.5. JDA Terms Are Confidential Information of Both Parties. Except for public statements agreed to by the Parties or for disclosures that are in the reasonable judgment of a Party required by Law or stock exchange listing requirements, the Parties agree that the existence, material terms, and the subject matter of this JDA shall be considered Confidential Information of both Parties.

10.6. Equitable Remedies. Each Party acknowledges and agrees that the other Party’s remedies at law for breach or threatened breach of any of the provisions of this Article 10 would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, it is agreed that, in addition to other remedies to which it may be entitled, the other Party will be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction without the necessity of posting bond, or any other equitable remedy which may then be available; provided, that nothing herein contained will be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from such breaching Party.

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ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1. Representations and Warranties of ESA. ESA represents and warrants to NMT as of the Effective Date that:

(a) ESA is a corporation, duly incorporated, validly existing and in good standing under the laws of the Republic of Singapore. ESA has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) ESA has all requisite power and authority to execute and deliver this JDA and to perform its obligations hereunder. The execution and delivery of this JDA by ESA and the performance by ESA of its obligations hereunder have been duly and validly authorized by all necessary action on the part of ESA. This JDA has been duly and validly executed and delivered by ESA and, assuming the due authorization, execution and delivery by NMT, constitutes a valid and binding obligation of ESA enforceable against ESA in accordance with its terms.

(c) The execution and delivery of this JDA by ESA and the performance by ESA of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of ESA, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which ESA is a party or by which ESA is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any ESA Intellectual Property, or (iv) violate any Law applicable to ESA.

(d) There is no action, suit, proceeding, claim, or investigation pending or threatened against ESA, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict the ability of ESA to perform its obligations hereunder. ESA knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) ESA is the exclusive owner of the Background Intellectual Property included in the ESA Intellectual Property, and it has the right to grant NMT the limited license under Section 9.1 without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

(f) The Background Intellectual Property included in the ESA Intellectual Property is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Background Intellectual Property in the Bio-BDO Field, and none of the Background Intellectual Property included in the ESA Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) ESA is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application within the Background Intellectual Property included in the ESA Intellectual Property.

(h) ESA is not aware of any valid Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Background Intellectual Property included in the ESA Intellectual Property in the performance of the Joint Development Program pursuant to this JDA.

(i) ESA has and will continue to have the legal power to extend the rights granted to NMT in this JDA with respect to Intellectual Property owned by ESA, and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

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(j) ESA has, and will through the term of this JDA, cause its employees who work on the Joint Development Program to disclose to it inventions within the scope of JDA Intellectual Property and to assign to it rights in such inventions, it being understood that if due care and diligence are used, any inadvertent failure to comply with this Section 11.1(j) will not constitute a breach of this JDA.

11.2. Representations and Warranties of NMT. NMT represents and warrants to ESA as of the Effective Date that:

(a) NMT is a corporation validly existing and in good standing under the laws of the Republic of Singapore. NMT has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) NMT has all requisite power and authority to execute and deliver this JDA and to perform its obligations hereunder. The execution and delivery of this JDA by NMT and the performance by NMT of its obligations hereunder have been duly and validly authorized by all necessary action on the part of NMT. This JDA has been duly and validly executed and delivered by NMT and, assuming the due authorization, execution and delivery by ESA, constitutes a valid and binding obligation of NMT enforceable against NMT in accordance with its terms.

(c) The execution and delivery of this JDA by NMT and the performance by NMT of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of NMT, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which NMT is a party or by which NMT is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any NMT Intellectual Property, or (iv) violate any Law applicable to NMT.

(d) There is no action, suit, proceeding, or material claim or investigation pending or threatened against NMT, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict NMT’s ability to perform its obligations hereunder. NMT knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) NMT has the right to grant ESA the limited license under Section 9.1 without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

(f) The Background Intellectual Property included in the NMT Intellectual Property is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Background Intellectual Property in the Waste Plastics Recycling Field, and none of the Background Intellectual Property included in the NMT Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) NMT is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application within the Background Intellectual Property included in the NMT Intellectual Property.

(h) NMT is not aware of any Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Background Intellectual Property included in the NMT Intellectual Property in the performance of the Joint Development Program pursuant to this JDA.

(i) NMT has and will continue to have the legal power to extend the rights granted to ESA in this JDA with respect to Intellectual Property owned by NMT, and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

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(j) NMT has, and will through the term of this JDA, cause its employees who work on the Joint Development Program to disclose to it inventions within the scope of JDA Intellectual Property and to assign to it rights in such inventions, it being understood that if due care and diligence are used, any inadvertent failure to comply with this Section 11.2(j) will not constitute a breach of this JDA.

11.3. Notice of Developments. The Parties will give prompt written notice to each other of (a) any event or development causing a breach of any of their respective representations and warranties contained in this JDA, (b) any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder and (c) any event or development that, individually or in the aggregate, could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this JDA or the failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder. No disclosure by any Party pursuant to this Section 11.3, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant. During the term of this JDA, no Party shall take any action or agree to take any action, either orally or in writing, that could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this JDA or any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder.

11.4 DISCLAIMER OF WARRANTIES. Except as specifically provided in this Article XI, each Party disclaims all warranties of any kind, express or implied, to the fullest extent permitted by Law, including but not limited to the implied warranties of merchantability, fitness for particular purpose and noninfringement. NMT MAKES NO WARRANTY WHATSOVER RELATED TO THE THERMO-CVD PROCESS TECHNOLOGY DEMONSTRATION PLANT. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE SUCCESS OR COMPLETION OF THE JOINT DEVELOPMENT PROGRAM OR THE USEFULNESS OF ANY BACKGROUND INTELLECTUAL PROPERTY OR JDA INTELLECTUAL PROPERTY.

ARTICLE XII

INDEMNIFICATION

12.1. Indemnification by ESA. ESA shall indemnify, defend, and hold harmless NMT and its Representatives from and against any and all damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorneys’ fees and court costs (collectively, “Damages”), incurred by any of them as a result of (a) any Third Party claims, actions, suits or proceedings arising from operations at the Pilot Plant Facility including, without limitation, for any breach of applicable safety, health and environmental laws, regulations and standards or (b) any Third Party claims that the practice of the Background Intellectual Property included in the ESA Intellectual Property in the performance of the Joint Development Program pursuant to this JDA infringes Intellectual Property of such Third Party.

12.2. Indemnification by NMT. NMT shall indemnify, defend, and hold harmless ESA and its Representatives from and against any and all Damages incurred by any of them as a result of any Third Party claims that the practice of the Background Intellectual Property included in the NMT Intellectual Property in the performance of the Joint Development Program pursuant to this JDA infringes Intellectual Property of such Third Party.

12.3. Control of Defense. Except as specifically provided in this section, any Person entitled to indemnification under this Article XII shall give written notice to the indemnifying Party of any claims that may be subject to indemnification, promptly after learning of such claim, and the indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such claims.

12.4. Remedies. No remedy set forth in this JDA is intended to be exclusive of any other remedy. Each remedy shall be in addition to every other remedy provided hereunder, or now or hereafter existing at law, in equity, by statute, or otherwise.

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ARTICLE XIII

TERM AND TERMINATION

13.1. Termination by the Parties. This JDA may be terminated:

(a) by mutual written consent of NMT and ESA;

(b) by ESA in the event NMT has breached in any material respect any representation, warranty, covenant or agreement of NMT contained in this JDA, ESA has notified NMT of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(c) by NMT in the event ESA has breached in any material respect any representation, warranty, covenant or agreement of ESA contained in this JDA, NMT has notified ESA of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

Any termination of this JDA pursuant to Section 13.1 shall be effective upon the delivery of written notice of the terminating Party to the other Party.

13.2. Automatic Termination. This JDA shall automatically terminate, unless the Parties agree otherwise, upon:

(a) the mutual decision by the Parties to discontinue the Joint Development Program; or

(b) the expiration of two years from the Effective Date.

13.3. Effect of Termination. Upon termination of this JDA pursuant to this Article XIII all rights and obligations of the Parties under this JDA shall terminate, except as provided in this Section 13.3. Upon termination of this JDA, NMT shall have the right to remove at its cost any equipment or materials that it has supplied or paid for under this JDA, provided that it elects to exercise that right within 90 days after the date of termination. Termination of this JDA shall not relieve or release either Party of any right or obligation which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any expiration or termination of this JDA preclude either Party from pursuing all rights and remedies it may have under this JDA, at law or in equity, with respect to breach of this JDA. The provisions set forth in Sections 9.2, 9.3, 9.4, 11.4 and 13.3 and Articles I, VIII, X, XII and XIV shall remain in full force and effect and survive any termination of this JDA. The expiration or termination of this JDA shall not affect any THERMO-CVD Process Technology License Agreement entered into prior to such expiration or termination, which shall remain in effect in accordance with its terms.

ARTICLE XIV

GENERAL TERMS

14.1. Non-Solicitation. During the term of this JDA and for a period of six months after the termination of this JDA, unless otherwise agreed to by the Parties, each Party agrees that it will not and will not permit its Affiliates to directly or indirectly solicit for employment or consulting any employee of the other Party or its Affiliates; provided that in no event will listing or advertising any employee or consultant position in any publicly available source or hiring or engaging any person who contacts a Party or its Affiliate based upon such listing or advertisement be a breach of this Section 14.1.

14.2. Force Majeure. The Parties shall be exempt from liability in respect of any failure to perform their obligations under this JDA due to circumstances beyond their reasonable control, including but not limited to those arising from: (i) war, acts of terrorism, fire, epidemic, flood or other acts of God, explosion, civil commotion, strike, lock-out or labor disturbances, acts, regulations or laws of any government, or failure of public utilities or common carriers, (ii) inability to procure raw materials due to shortages of raw materials, or (iii) prevention from or hindrance in obtaining energy or other utilities. The Party so affected shall give written notice to the other Party of any such force majeure event and shall use its good faith efforts to avoid or remove such causes of non-performance and to continue performance whenever such causes are removed. Should the event(s) of force majeure suffered by a Party extend beyond a three (3)-month period, the other Party may then terminate this JDA by written notice to the non-performing Party, with the consequences of such termination as set forth in Section 13.3.

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14.3. Notices. Except as expressly set forth to the contrary in this JDA, all notices, requests, or consents provided for or permitted to be given under this JDA must be in writing and must be given either by depositing that writing in the Singapore mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this JDA is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Party must be sent to or made at the following addresses (or such other address as that a Party may specify by notice to the other Party).

If to NMT:	Nanomatics Pte Ltd.
Name: Andrei Veksha Title: Director
Address: Temasek Boulevard #12-07 Suntec Tower One Singapore 038987

If to ESA, to:	Environmental Solutions Asia Pte Ltd.
Name: Lawrence Law
Title: Director
Address: 101, Tuas South Avenue 2, Singapore 63722601, Tuas South Avenue 2, Singapore 637226

Whenever any notice is required to be given by law or this JDA, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.4. Entire Agreement; Superseded. This JDA, together with the Schedules hereto, constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior contracts or agreements with respect to the partnership, whether oral or written, including the NDA.

14.5. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party. Failure on the part of a Party to complain of any act of any Party or to declare the other Party in default, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

14.6. Amendment or Modification. This JDA may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties to, which instrument shall specifically indicate that it is the desire of the Parties to amend, modify or supplement this JDA, and similarly may be waived only by a written instrument duly executed by the waiving Party.

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14.7. Binding Act. This JDA is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns.

14.8. Governing Law. THIS JDA IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF SINGAPORE.

14.9. Severability. If any provision of this JDA or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this JDA and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

14.10. Further Assurances. In connection with this JDA and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this JDA and those transactions.

14.11. No Third Party Beneficiaries. The provisions hereof are solely for the benefit of the Parties and are not intended to, and shall not be construed to, confer a right or benefit on any other person.

14.12. Counterparts. This JDA may be executed in any number of counterparts with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

14.13. Assignability. Unless expressly provided otherwise in this JDA, no Party shall have the right to assign or otherwise transfer its rights or obligations under this JDA, except with the written consent of the other Party, not to be unreasonably withheld or delayed; provided, however, that a Party may, without the other Party’s consent, assign or otherwise transfer its rights or obligations under this JDA to (a) a successor in interest to all or substantially all of the business of such Party to which this JDA relates, whether by merger, sale of stock, sale of assets or otherwise, or (ii) any Affiliate. In the event of any assignment of this JDA by a Party to its Affiliate pursuant to this Section 14.13, the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such rights and obligations by such Affiliate. Any assignment of this JDA in contravention of this Section 14.13 shall be null and void.

14.14. Resolutions of Disputes.

(a) The Parties will use commercially reasonable efforts to resolve any dispute through good faith negotiations. If within 90 days of any dispute being notified to the other Party the dispute has not been satisfactorily concluded, then unless otherwise agreed, the Parties shall refer the dispute to the Director of NMT and the Chief Executive Officer of ESA. If within 180 days of the dispute being referred to the individuals referenced in the prior sentence the dispute has not been satisfactorily concluded, then either Party may (but is not required to) refer the dispute for resolution pursuant to Section 14.14(b).

(b) Following negotiations pursuant to Section 14.14(a), any remaining dispute, controversy, or claim arising under, out of or relating to this JDA (and subsequent amendments thereof), its validity, binding effect, interpretation, performance, breach or termination, including tort claims, shall be finally determined by arbitration administered by the Industrial Arbitration Court under its Commercial Arbitration Rules, as in force at the time when the arbitration is initiated. The arbitral tribunal shall consist of three (3) mutually acceptable arbitrators. The place of arbitration shall be Singapore. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

14.15. Headings and Recitals. The headings and recitals used herein are for ease of reference and information and do not affect the interpretation of the Article to which they relate or the interpretation of this JDA in any other respect.

14.16. Limitation of Liability. IN NO EVENT SHALL: (A) EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (B) THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER UNDER CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EXCEED THE SUM OF SGD 20000. The foregoing limitations of liability and damages will not apply and nothing in this JDA shall affect either Party’s liability for breach of Section 9.3, breach of Section 9.4 or either Party’s indemnification obligations under Article XII.

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IN WITNESS WHEREOF, the Parties caused this Joint Development Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date.

NANOMATICS PTE LTD

By:	/s/ Andrei Veksha

Title:	Director

Environmental Solutions Asia Pte Ltd.

By:	/s/ Lawrence Law

Title:	Director

SIGNATURE PAGE TO JOINT DEVELOPMENT AGREEMENT

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SCHEDULE 1: THE DEVELOPMENT PLAN

JDA RESPONSIBILITIES		NANOMATICS	ESA
R&D and Operations
1	R&D manpower, including:
1.1	Research engineer (Mechanical) (1)
1.2	Research engineer (Chemical) (1)
2	Compliance with manufacturing practices, including:
2.1	Land Rental Service - Inclusions of Forklift Use - Inclusions of General workers
2.2	Workplace health and safety
2.3	Fire safety
2.4	NEA approved location for pyrolysis
2.5	Insurance of NMT equipment of THERMO-CVD Process Technology demonstration plant
3	Business Development (Sales, Fulfilment and Admin)
Consumables and Maintenance
1	Materials and supplies, including:
1.1	N2 Cylinder Tank
1.2	Electricity
1.3	LPG
1.4	Water
1.5	Chemicals
1.6	Packaging materials
1.7	PPE
2	Product quality assurance and control from THERMO-CVD Process Technology demonstration plant, including:
2.1	Preventive, appraisal, internal failure and external failure costs
2.2	Preparation for ISO9001, ISO 14001 and ISO45001 certifications
3	In-house maintenance for NMT equipment of THERMO-CVD Process Technology demonstration plant, including:
3.1	In-house Maintenance Service - Metal Greasing - Changing of Spare parts
3.2	Spare parts
3.3	Repair (external contractors)
3.4	Site modification and installation
3.5	QE/QP services
Equipment
1	Equipment purchases for the Joint Development Program, including:
1.1	Schredder
1.2	Semi Continuous Pyrolyzer
1.3	CNT Synthesizer
1.4	Purification Equipment
1.5	Other equipment Operational Equipment
2	Feasibility study for carbon credit certification

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Joint Milestones

Timeline	Milestone
August 2023	●	Complete installation of THERMO-CVD Process Technology demonstration plant that can process at least 10kg/day of mixed plastic waste
January 2024	●	Obtained consistent quality of Carbon Nanotubes from the THERMO-CVD Process Technology demonstration plant
	●	Demonstrated positive cost benefit of the THERMO-CVD Process Technology demonstration plant
	●	THERMO-CVD Process Technology demonstration plant scaled to process 20kg/day of mixed plastic waste
June 2024	●	Secured 2 offtake contracts of Carbon Nanotubes priced at SGD$480/kg
	●	Secured 2 Feedstock Supply Agreements
August 2024	●	Completed feasibility study of carbon credits as a revenue stream
	●	Established possible revenue streams for other product outputs
	●	Modelled a 3.5 year ROI model for the THERMO-CVD Process Technology demonstration plant

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